EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Press/Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland-OCTOBER 27, 2000   Corporate & Government Affairs
                                       (410) 659-4859




                 CROWN CENTRAL REPORTS THIRD QUARTER RESULTS

     Crown Central Petroleum Corporation (CNP.A and CNP.B on the American Stock Exchange) announced today a net loss of $5.5 million ($0.55 per share) on revenues of $478.9 million for the third quarter 2000, compared to a net loss of $6.0 million ($0.61 per share) on revenues of $359.9 million for the same period in 1999.

     For the first nine months of 2000, the Company had a net profit of $0.2 million ($.02 per share) on revenues of $1.38 billion compared with a loss of $28.9 million ($2.93 per share) on revenues of $866.5 million for the first nine months of 1999.

     The Company's EBITDAAL (earnings before interest, taxes, depreciation, amortization, abandonments, and the LIFO inventory provision), which is a measure of the Company's cash flow from operations, was $6.4 million for the third quarter of 2000, down from $33.0 million in the third quarter of 1999. For the nine months just ended, however, EBITDAAL was $73.0 million, up substantially from $43.2 million for the same period in 1999.

     The third quarter 2000 included the write-off of the failed merger related expenses and reserves for insurance and legal matters which negatively impacted the before tax loss for the quarter by $6.2 million.

     Refining results for the quarter, while positive, were substantially below the same 1999 quarter. Nine month refining results, however, continue to be significantly above the 1999 performance.

     The retail segment of the Company also experienced positive results for the quarter. Gasoline gross margins on a per gallon basis increased significantly over the third quarter of 1999, and continue to outpace last year's levels over the 9-month period as well. While merchandise sales remained steady on a per month per store basis, overall retail profits improved from $0.7 million in the third quarter of 1999 to $5.3 million in the third quarter of 2000.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 329 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.

                                   *****

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                                                                 EXHIBIT 99

                      CROWN CENTRAL PETROLEUM CORPORATION
                              OPERATING STATISTICS

                                       Nine Months Ended     Three Months Ended
                                          September 30         September 30
                                         2000     1999         2000      1999
                                        ------   ------       ------    ------
COMBINED REFINERY OPERATIONS
----------------------------

Production (BPD - M)                      149      140           155       149
Production (MMbbl)                       40.9     38.3          14.3      13.7
Sales (MMbbl)                            39.1     33.7          13.0      12.3
Gross Margin ($/bbl)                     3.99     3.41          3.25      4.54
Gross Profit ($MM)                      156.0    114.7          42.2      55.7
Operating Cost ($/bbl)                  (2.72)   (2.88)        (2.99)    (2.65)
Operating Cost ($MM)                   (106.5)   (97.0)        (38.9)    (32.6)
Refining Operating Profit (Loss) ($MM)   49.5     17.7           3.3      23.1

RETAIL
------

Total Stores                              329      345           329       345
Volume (pmps - Mgal)                      118      121           118       125
Volume (MMgal)                            350      377           116       130
Gasoline Gross Margin ($/gal)           0.103    0.084         0.123     0.068
Gasoline Gross Profit ($MM)              36.0     31.6          14.3       8.8

Company-Operated Stores                   227      244           227       244
Merchandise Sales (pmps - $M)            38.2     36.9          40.1      39.5
Merchandise Sales ($MM)                  78.1     81.0          27.3      28.9
Merchandise Gross Margin  (%)            31.5     31.7          31.1      33.6
Merchandise Gross Profit ($MM)           24.6     25.7           8.5       9.7
Ancillary Income, Net ($MM)               9.2     10.6           3.0       3.6

Retail Gross Profit ($MM)                69.8     67.9          25.8      22.1
Retail Operating Costs (pmps - $M)      (20.4)   (21.0)        (20.7)    (20.6)
Retail Operating Costs ($MM)            (60.4)   (65.3)        (20.4)    (21.3)
Retail Non-Operating (Expense
  Income ($MM)                           (0.1)     0.3          (0.1)     (0.1)
Retail Operating Profit ($MM)             9.3      2.9           5.3       0.7

WHOLESALE / TERMINAL
  OPERATING PROFIT (LOSS) ($MM)          10.1     13.5          (3.9)      6.6

OTHER
-----

LIFO (Provision) Recovery ($MM)         (31.4)   (50.6)         (1.1)    (29.1)
Corporate Overhead ($MM)                (18.6)   (18.4)         (6.0)     (6.2)
Net Interest (Expense) ($MM)            (11.9)   (10.7)         (3.7)     (3.8)
Other (Expense) Income ($MM)              6.0      1.0          (2.1)     (0.2)
Income Tax (Expense) Benefit ($MM)       (0.8)    15.7           2.7       2.9

Total Net Income (Loss) ($MM)            (0.2)   (28.9)         (5.5)     (6.0)

Depreciation & Amortization ($MM)        29.0     27.4           9.7       9.5
Net Interest Expense ($MM)               11.9     10.7           3.7       3.8
LIFO Provision (Recovery) ($MM)          31.4     50.6           1.1      29.1
(Gain) Loss from Asset Disposals ($MM)   (0.3)    (0.9)          0.1      (0.5)
Income Tax Expense (Benefit)($MM)        (0.8)   (15.7)         (2.7)      2.9

EBITDAAL ($MM)                           73.0    (43.2)          6.4      33.0

Capital Expenditures ($MM)               11.5     18.3           3.4       5.4

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[FN]
------------------------------------------------------------------------------
BPD = Barrels per day pmps = per month per store bbl = barrel or barrels as applicable gal = gallon or gallons as applicable pmps =onth per store
M = in thousands
MM = in millions

Note: Merchandise sales consist of sales generated by Company-operated stores, therefore, the per month (pmps) amounts are calculated using Company-operated stores only.


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                                                                                   EXHIBIT 99

             CROWN CENTRAL PETROLEUM CORPORATION AND SUBSIDIARIES
                 DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA


                                    Nine Months Ended  Three Months Ended
                                      September 30        September 30
                                      2000        1999        2000     1999
                                    ----------  ---------  --------- ---------
Sales and operating revenues        $1,381,480  $ 866,478  $ 478,947 $ 359,899

Income (Loss) before income taxes        1,027    (44,542)    (8,182)   (8,921)

Net income (loss)                          178    (28,877)    (5,472)   (6,018)

Net income (loss) per share:
  Basic and diluted                 $     0.02  $   (2.93) $   (0.55)$   (0.61)

Weighted average shares used in the
  computation of net income (loss)
  per share:
    Basic                            9,871,431   9,866,730  9,871,431 9,867,096
    Diluted                          9,931,455   9,866,730  9,871,431 9,867,096

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